Exhibit 12.01

eBay, Inc.

Computation of Ratio of Earnings to Fixed Charges

											Nine Months Ended
	Year Ended December 31,										September 30,
	2003		2004		2005		2006		2007		2008
	(In thousands, except ratio data)

Income Before Income Taxes, Minority Interest and Income/Loss of Equity Investees	$661,500		$1,127,705		$1,546,390		$1,541,600		$757,388	(3)	$1,711,815
Add: Fixed Charges	9,182		14,535		10,589		16,562		31,437		22,237

Earnings(1)	$670,682		$1,142,240		$1,556,979		$1,558,162		$788,825		$1,734,052

Fixed Charges(2)	$9,182		$14,535		$10,589		$16,562		$31,437		$22,237

Ratio of Earnings to Fixed Charges	73.0	x	78.6	x	147.0	x	94.1	x	25.1	x	78.0	x

(1)	Earnings consist of Income before income taxes, minority interest and equity in gains and losses of equity-method investees plus Fixed Charges.

(2)	Fixed Charges consist of interest expense and our estimate of an appropriate portion of rentals representative of the interest factor. The estimate of interest within rental expense is estimated to be one-third of rental expense.

(3)	For the year ended December 31, 2007, Income Before Income Taxes, Minority Interest and Income/Loss of Equity Investees includes an impairment loss of $1.4 billion related to our Communications reporting unit.